UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20459

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:  April 16, 2021

(Date of earliest event reported)

LTC PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	1-11314	71-0720518
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification No)

2829 Townsgate Road, Suite 350

Westlake Village, CA 91361

(Address of principal executive offices)

(805) 981-8655

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.01 par value	LTC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.    Regulation FD Disclosure.

LTC Properties, Inc. (the “Company” or “LTC”) is providing an update on two of its operators and also providing information on cash rent deferrals and abatements for the 2021 first and second quarters to date.

On April 16, 2021, Abri Health Services, LLC (“Abri”) and Senior Care Centers, LLC (“Senior Care”) (collectively, the “Lessee”) filed for Chapter 11 bankruptcy.

Senior Care and certain of its affiliates and subsidiaries (collectively, “Senior Care Debtors”), previously filed for Chapter 11 bankruptcy protection in December 2018. During 2019, while in bankruptcy, Senior Care Debtors assumed LTC’s master lease. In March 2020, Senior Care Debtors emerged from bankruptcy. Concurrently with their emergence from bankruptcy, in accordance with the order confirming Senior Care Debtors’ plan of reorganization, Abri was formed as the parent company of reorganized Senior Care Debtors and became co-tenant and co-obligor with reorganized Senior Care under LTC’s master lease.

As of April 16, 2021, the Lessee leases and subleases to affiliates 11 skilled nursing centers in Texas, including approximately 1,400 beds, under a master lease with LTC. Annualized rental revenue from the Lessee is approximately $15.0 million, representing 9.2% and 9.6% of LTC’s annualized GAAP and cash revenue, respectively, as of December 31, 2020. LTC has not received rent from the Lessee since February 2021.

As previously disclosed, LTC sent a notice of default to the Lessee for non-payment of March 2021 rent and additional charges owed under the master lease, followed by a notice of termination of master lease to be effective April 17, 2021. The current minimum monthly rent owed to LTC by the Lessee is $1.2 million. At the time of the April 16, 2021 bankruptcy filings by the Lessee, LTC was in the process of transitioning the portfolio to Texas-based HMG Healthcare, LLC (“HMG”) pursuant to a master lease, subject to various conditions precedent, including Lessee’s (and its sublessee affiliates’) compliance with the transition obligations under LTC’s existing master lease, with a goal to complete the transition by the end of the second quarter of 2021.

Additionally, LTC’s operator, Senior Lifestyle Corporation (“Senior Lifestyle”), has not paid rent in 2021. As previously disclosed, LTC is in the process of transitioning the portfolio. To date, 11 of the 23 properties already have been transitioned. Four additional properties are expected to be transferred by the end of the second quarter of 2021. Of the remaining eight properties, three are expected to be sold by the end of the second quarter, subject to timely completion of due diligence, one is expected to be transferred by the end of July, one has been closed and will be sold for an alternative use, and options are currently being evaluated for the last three. The current minimum monthly rent due to LTC from Senior Lifestyle less amounts received from the re-leased properties is $1.1 million.

2021 Rent deferrals, net of repayments, and abatements ($ in thousands):

	January/ February*	March	April
Rent deferrals, net of repayments	$689	$433	$367

Rent abatements	360	240	240

50% reduction of 2021 rent & interest escalations	1,204	0	133	*

	$2,253	$673	$740

*As previously disclosed

We have agreed to provide rent deferrals and abatements up to $721,000 for each of May and June 2021.

Disclaimer

The information contained in this report is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18 and shall not be deemed to be incorporated by reference into the filings of the Registrant under the Securities Act of 1933, as amended, or the Exchange Act.

Forward Looking Statements

This report includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of the Lessee bankruptcy, future rent payments, and other statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this report are forward looking statements. These forward looking statements involve a number of risks and uncertainties. All forward looking statements included in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LTC PROPERTIES, INC.

Dated: April 19, 2021	By:	/s/ WENDY L. SIMPSON
Wendy L. Simpson
Chairman & CEO